EXHIBIT 4.3
                                                                     -----------

                                                                          No. __

                             ATTORNEY'S ONLINE, INC.

                                     SECURED

                                 PROMISSORY NOTE



$_____________                                               ________ ____, 1999


         For Value Received, the undersigned, Attorney's Online, Inc. ("Maker"), promises to pay to the order of ________________ (the "Holder"), or his assigns, the sum of _____________ ($__________). This Note shall bear no interest. Said principal is due and payable on November 3, 2003 unless the principal and due date are increased and extended as described in Section 3(e) of that certain letter agreement dated October 28, 1999 (the "Agreement") by and between the Maker and the Holder, which Agreement is annexed as Exhibit A and incorporated by reference hereto. This Note shall be considered in default when payment required to be made hereunder shall not have been made by 5:00 p.m. California time on its due date.

         If the Holder or his assigns elect to exercise the Warrants as referred to in the Agreement, this Note shall be null and void.

         This Note is secured by that certain Security Agreement of even-date herewith by and between the parties hereto and a UCC-1 Financing Statement covering the URL (domain name) known as "attorneys.com".

         While in default this Note shall bear interest at the rate of ten percent (10%) per annum.

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         Payments shall be made of lawful money of the United States at Loomis,
California, or at such other place as may be designated in writing by the Holder.

         This Note may be prepaid in whole or in part, at any time without penalty as described in the Agreement.

         All makers and endorsers now or hereafter becoming parties hereto jointly and severally waive demand, presentment, notice of non-payment in protest and, if this Note becomes in default and is placed into the hands of an attorney for collection, to pay attorney's fees and all other costs for making such collection, provided the Holder is the prevailing party.

         This Note may not be changed or terminated orally, but only with an agreement in writing, signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought, with such agreement being effective and binding only upon the parties thereto.

         This Note and the rights and obligations of the Holder and of the undersigned shall be governed by and construed and enforced in accordance with the laws of the State of California.


                                    Attorney's Online, Inc.


                                    By:
                                       ----------------------------------------
                                       James M. Koller, Chief Financial Officer



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